Exhibit 99.1

Oppenheimer Holdings Inc. Reports Second Quarter 2022 Earnings

New York, July 29, 2022 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported a net loss of $3.9 million or $(0.32) basic earnings per share for the second quarter of 2022, compared with net income of $31.2 million or $2.46 basic earnings per share for the second quarter of 2021. Revenue for the second quarter of 2022 was $237.2 million, a decrease of 30.3%, compared to revenue of $340.3 million for the second quarter of 2021.
Albert G. Lowenthal, Chairman and CEO commented, "Macroeconomic factors drove lower results for the second quarter. While the economy continued to grow and unemployment remained at a record low level, waning consumer confidence, driven by high inflation and rising interest rates, created significantly higher volatility and markedly lower valuations in both equity and fixed income markets. The results for the quarter reflect the significant downturn in equity capital market issuance, which had an out-sized impact on the Company, compared to the prior year. By quarter’s end, interest rates reached the highest levels since 2018 and higher mortgage rates were already impacting construction and home sales. While the Company’s pipeline of potential future banking business remains strong, the closing of the window for IPOs and secondary offerings, and the closing down of the SPAC market, dramatically reduced capital markets revenues for the second quarter of 2022 compared to the second quarter of 2021. Higher interest rates and the beginning of quantitative tightening reduced bond issuance across markets, but particularly impacted the high yield and emerging markets as spreads off U.S. Treasuries widened dramatically during the quarter. These factors reduced revenues from capital markets (down 52%) for the quarter.

Wealth Management continued to deliver solid results driven by continued high levels of assets under management but below recent all-time highs. The continued performance of our Wealth Management business and the increase in fees from our FDIC program offset some of the impact of lower revenue from capital markets as well as the increase in operating costs reflecting the inflationary environment, with the Firm showing a loss for the period. Declines in the Company’s share price and equity prices in general had an outsized impact on the costs associated with deferred compensation plans and share awards during the period.

Despite the unfavorable environment, the Company still maintains the strongest balance sheet and the highest capital level in its history. The Company took advantage of the lower level of its share price to purchase 885,230 shares (7%) of its Class A non-voting common shares at an average price of $34.13 in the open market under its share repurchase program. We remain confident in the resiliency of our platform and our ability to continue to provide essential investment services to our clients."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	2Q-22	2Q-21
Revenue	$237,222	$340,293
Compensation Expense	$177,979	$231,140
Non-compensation Expense	$65,412	$65,985
Pre-Tax Income (Loss)	$(6,169)	$43,168
Income Taxes Provision (Benefit)	$(1,449)	$12,009
Net Income (Loss) (1)	$(3,874)	$31,159
Earnings (Loss) Per Share (Basic) (1)	$(0.32)	$2.46
Earnings (Loss) Per Share (Diluted) (1)	$(0.32)	$2.28
Book Value Per Share	$68.57	$59.29
Tangible Book Value Per Share (2)	$53.62	$45.90
Private Client
Revenue	$144,471	$166,863
Pre-Tax Income	$38,800	$21,673
Assets Under Administration (billions)	$104.0	$117.3
Asset Management
Revenue	$24,315	$25,544
Pre-Tax Income	$8,120	$8,638
Assets Under Management (billions)	$37.1	$43.7
Capital Markets
Revenue	$71,274	$147,945
Pre-Tax Income (Loss)	$(17,935)	$39,373

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Client assets under administration and under management were both at reduced levels at June 30, 2022 and also down from the first quarter of 2022 as well as the same period last year
•Reduced second quarter 2022 gross revenue, net income, and earnings per share reflected a significant decline in industry-wide activity, and lower net revenue in underwriting, trading and M&A fees
•The Company repurchased 885,230 shares of Class A non-voting common stock during the second quarter of 2022 under its previously announced buy-back plan or 7% of shares outstanding at year-end 2021, bringing the total shares purchased during the first 6 months of 2022 to 1,262,543
•Book value and tangible book value per share reached record levels at June 30, 2022 largely as a result of share buybacks

Private Client
Private Client reported revenue for the current quarter of $144.5 million, 13.4% lower when compared with a year ago due to lower commissions as well as decreases in the cash surrender value of Company-owned life insurance policies, partially offset by an increase in bank deposit sweep income and higher average margin balances. Pre-tax income of $38.8 million in the current quarter resulted in a pre-tax profit margin of 26.9%. Financial advisor headcount at the end of the current quarter was 990 compared to 1,004 at the end of the second quarter of 2021.

Revenue:
•Retail commissions decreased 14.6% from a year ago due to a decrease in client activity compared to the significantly elevated levels from a year ago
•Advisory fees decreased 2.9% due to lower assets under management
•Bank deposit sweep income increased $11.1 million or 300% from a year ago due to higher balances and higher short-term interest rates
•Interest revenue increased 43.3% from a year ago due to higher short-term interest rates and higher average margin balances
•Other revenue decreased primarily due to decreases in the cash surrender value of Company-owned life insurance policies during the current period compared to increases in the value of those policies in the same period last year
Total Expenses:
•Compensation expenses decreased 34.2% from a year ago primarily due to decreased production, and decreased share-based and deferred compensation costs
•Non-compensation expenses increased 2.5% from a year ago primarily due to higher interest, travel and legal expenses, offset by a decrease in allowance for credit losses

('000s, except otherwise indicated)
	2Q-22	2Q-21

Revenue	$144,471	$166,863
Commissions	$45,916	$53,753
Advisory Fees	$83,085	$85,598
Bank Deposit Sweep Income	$14,845	$3,712
Interest	$10,369	$7,235
Other	$(9,744)	$16,565

Total Expenses	$105,671	$145,190
Compensation	$77,342	$117,564
Non-compensation	$28,329	$27,626

Pre-Tax Income	$38,800	$21,673

Compensation Ratio	53.5%	70.5%
Non-compensation Ratio	19.6%	16.6%
Pre-Tax Margin	26.9%	13.0%

Assets Under Administration (billions)	$104.0	$117.3
Cash Sweep Balances (billions)	$7.5	$7.3

Asset Management

Asset Management reported revenue for the current quarter of $24.3 million, 4.8% lower compared with a year ago. Pre-tax income was $8.1 million, a decrease of 6.0% compared with the prior year period.

Revenue:
•Advisory fee revenue decreased 4.8% due to lower net value of assets under management during the second quarter of 2022 compared with the second quarter of 2021
Assets under Management (AUM):
▪AUM was at reduced levels of $37.1 billion at June 30, 2022, which is the basis for advisory fee billings for July 2022
▪The decrease in AUM was comprised of lower asset values of $6.0 billion on existing client holdings and a net distribution of assets of $0.6 billion
Total Expenses:
•Compensation expenses were up 7.0% from a year ago primarily due to increases in fixed compensation
•Non-compensation expenses were down 10.8% when compared to the prior year period due to lower portfolio manager expense

('000s, except otherwise indicated)
	2Q-22	2Q-21

Revenue	$24,315	$25,544
Advisory Fees	$24,311	$25,541
Other	$4	$3

Total Expenses	$16,195	$16,906
Compensation	$6,697	$6,261
Non-compensation	$9,498	$10,645

Pre-Tax Income	$8,120	$8,638

Compensation Ratio	27.5%	24.5%
Non-compensation Ratio	39.1%	41.7%
Pre-Tax Margin	33.4%	33.8%

AUM (billions)	$37.1	$43.7

Capital Markets

Capital Markets reported revenue for the current quarter of $71.3 million, 51.8% lower when compared with the prior year period. Pre-tax loss was $17.9 million, compared with the pre-tax income of $39.4 million in the prior year period.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities decreased 83.6% compared with a year ago. The high advisory fees from the prior year period were driven by large completed M&A transactions in healthcare, technology, and consumer products
•Equity underwriting fees decreased 93.0% compared with a year ago due to a significant decrease in equity underwriting activity in the healthcare and technology sectors, particularly for SPAC issuances to access the public markets
•Fixed income underwriting fees were down 63.1% compared with a year ago primarily driven by a decrease in public finance issuances and emerging market debt during second quarter of 2022
Sales and Trading
•Equities sales and trading revenue increased 22.9% compared with a year ago due to a marked increase in volatility in the equities market compared to the levels in the prior year period
•Fixed Income sales and trading revenues increased by 2.4% compared with a year ago

Total Expenses:
•Compensation expenses decreased 21.6% compared with a year ago primarily due to decreased incentive compensation
•Non-compensation expenses were 3.8% lower than a year ago due to a decrease in underwriting expenses, partially offset by an increase in business travel and entertainment expense

('000s)
	2Q-22	2Q-21

Revenue	$71,274	$147,945

Investment Banking	$14,699	$99,045
Advisory Fees	$8,284	$50,515
Equities Underwriting	$2,751	$39,371
Fixed Income Underwriting	$3,259	$8,835
Other	$405	$324

Sales and Trading	$55,978	$48,630
Equities	$37,126	$30,218
Fixed Income	$18,852	$18,412

Other	$597	$270

Total Expenses	$89,209	$108,572
Compensation	$67,172	$85,663
Non-compensation	$22,037	$22,909

Pre-Tax Income (Loss)	$(17,935)	$39,373

Compensation Ratio	94.2%	57.9%
Non-compensation Ratio	30.9%	15.5%
Pre-Tax Margin	(25.2)%	26.6%

Other Matters

•The Board of Directors announced a quarterly dividend in the amount of $0.15 per share payable on August 26, 2022 to holders of Class A non-voting and Class B voting common stock of record on August 12, 2022
•Compensation expense as a percentage of revenue was higher at 75.0% during the current period versus 67.9% during the same period last year due primarily to higher fixed compensation associated with salary increases granted in an inflationary environment and lower revenue
•The effective tax rate for the current period was 23.5% compared with 27.8% for the prior year period and reflects the Company's estimate of the annual effective tax rate.

(In millions, except number of shares and per share amounts)
	2Q-22	2Q-21
Capital
Shareholders' Equity (1)	$779.7	$752.5
Regulatory Net Capital (2)	$435.6	$344.7
Regulatory Excess Net Capital (2)	$404.0	$319.1

Common Stock Repurchases
Repurchases	$30.2	$—
Number of Shares	885,230	—
Average Price Per Share	$34.13	$—

Period End Shares	11,370,609	12,692,311
Effective Tax Rate	23.5%	27.8%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 91 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and Factors Affecting "Forward-Looking Statements" in Part I, Item 2 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
REVENUE
Commissions	$94,378	$96,171	(1.9)	$192,699	$209,642	(8.1)
Advisory fees	107,405	111,152	(3.4)	223,171	215,648	3.5
Investment banking	16,653	104,742	(84.1)	55,123	229,243	(76.0)
Bank deposit sweep income	14,845	3,712	299.9	19,199	7,720	148.7
Interest	11,789	8,909	32.3	21,306	17,575	21.2
Principal transactions, net	1,258	6,305	(80.0)	3,622	17,170	(78.9)
Other	(9,106)	9,302	*	(11,870)	16,577	*
Total revenue	237,222	340,293	(30.3)	503,250	713,575	(29.5)
EXPENSES
Compensation and related expenses	177,979	231,140	(23.0)	364,010	486,741	(25.2)
Communications and technology	20,896	19,172	9.0	42,481	39,779	6.8
Occupancy and equipment costs	14,554	15,225	(4.4)	29,244	30,407	(3.8)
Clearing and exchange fees	6,242	5,155	21.1	12,218	11,430	6.9
Interest	3,628	2,448	48.2	6,140	5,095	20.5
Other	20,092	23,985	(16.2)	41,113	44,828	(8.3)
Total expenses	243,391	297,125	(18.1)	495,206	618,280	(19.9)

Pre-tax Income (Loss)	(6,169)	43,168	*	8,044	95,295	(91.6)
Income taxes provision (benefit)	(1,449)	12,009	*	2,986	25,478	(88.3)
Net Income (Loss)	$(4,720)	$31,159	(115.1)	$5,058	$69,817	(92.8)

Less: Net income (loss) attributable to non-controlling interest, net of tax	(846)	—	*	(360)	—	*
Net income (loss) attributable to Oppenheimer Holdings Inc.	$(3,874)	$31,159	*	$5,418	$69,817	(92.2)

Earnings (Loss) per share attributable to Oppenheimer Holdings Inc.
Basic	$(0.32)	$2.46	*	$0.44	$5.53	(92.0)
Diluted	$(0.32)	$2.28	*	$0.41	$5.17	(92.1)

Weighted average number of common shares outstanding
Basic	11,980,115	12,689,191	(5.6)	12,222,527	12,634,464	(3.3)
Diluted	11,980,115	13,681,146	(12.4)	13,141,538	13,495,589	(2.6)

Period end number of common shares outstanding	11,370,609	12,692,311	(10.4)	11,370,609	12,692,311	(10.4)
* Percentage not meaningful